Exhibit 99.1

Atara Biotherapeutics Announces Closing of Expanded Global Tab-cel® Partnership with Pierre Fabre Laboratories

THOUSAND OAKS, Calif.—December 20, 2023 Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a leader in T-cell immunotherapy, leveraging its novel allogeneic Epstein-Barr virus (EBV) T-cell platform to develop transformative therapies for patients with cancer and autoimmune diseases, today announced the closing of the expanded global partnership with Pierre Fabre Laboratories for tabelecleucel (tab-cel® or EBVALLOTM). Building on the earlier partnership announced in October 2021 to commercialize tab-cel in Europe, this transaction provides Pierre Fabre Laboratories with the development, manufacturing, and commercialization rights for tab-cel in the United States and all remaining markets.

“We are pleased to announce the closing of the transaction with Pierre Fabre Laboratories who are committed to expanding the reach of tab-cel to patients in the US and across the globe,” said Pascal Touchon, President and Chief Executive Officer of Atara. “Atara’s priority is to now submit the tab-cel BLA filing package, while initiating our first clinical study with ATA3219, a potential best in class CD19 CAR T with unique features.”

With the closing of the transaction, Atara will receive approximately USD 27 million in cash upfront and initial inventory purchase. Under the agreement, Atara has the potential to receive up to a total of USD 640 million and significant double-digit tiered royalties on net sales, including up to USD 100 million in potential regulatory milestones through BLA approval. In addition, Pierre Fabre Laboratories will reimburse Atara for expected tab-cel global development costs through the Biologics License Application (BLA) transfer, and purchase future tab-cel inventory through the manufacturing transfer date.

Substantially all tab-cel manufacturing, clinical, and regulatory activities are planned to transition from Atara to Pierre Fabre Laboratories at the time of BLA transfer.

Atara plans to submit the BLA to the U.S. Food and Drug Administration (FDA) for tab-cel for the treatment of post-transplant lymphoproliferative disease (PTLD) in the second quarter of 2024.

About Atara Biotherapeutics, Inc.

Atara is harnessing the natural power of the immune system to develop off-the-shelf cell therapies for difficult-to-treat cancers and autoimmune conditions, that can be rapidly delivered to patients within days. With cutting-edge science and differentiated approach, Atara is the first company in the world to receive regulatory approval of an allogeneic T-cell immunotherapy. Our advanced and versatile Epstein-Barr virus (EBV) T-cell platform does not require T-cell receptor or HLA gene editing and forms the basis of a diverse portfolio of investigational therapies that target EBV, the root cause of certain diseases, in addition to next-generation AlloCAR-Ts designed for best-in-class opportunities across a broad range of non-EBV-associated liquid and solid tumors. Atara is headquartered in Southern California. For more information, visit atarabio.com and follow @Atarabio on X (formerly known as Twitter) and LinkedIn.

Forward-Looking Statements

This press release contains or may imply "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, forward-looking statements include statements regarding: (1) the development, timing and progress of tab-cel®, including a potential BLA, the potential characteristics and benefits of tab-cel®, and the progress and results of, prospects for, and closing of the expanded global partnership with Pierre Fabre Laboratories involving tab-cel®, and the potential financial benefits to Atara as a result of the expanded global partnership with Pierre Fabre Laboratories; (2) the development, timing and progress of Atara’s AlloCAR-T programs, including ATA3219; (3) Atara’s cash runway; and (4) Pierre Fabre Laboratories’ activities relating to tab-cel and the timing thereof. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success; the COVID-19 pandemic and the wars in Ukraine and the Middle East, which may significantly impact (i) our business, research, clinical development plans and operations, including our operations in Southern California and Denver and at our clinical trial sites, as well as the business or operations of our third-party manufacturer, contract research organizations or other third parties with whom we conduct business, (ii) our ability to access capital, and (iii) the value of our common stock; the sufficiency of Atara’s cash resources and need for additional capital; and other risks and uncertainties affecting Atara’s and its development programs, including those discussed in Atara’s filings with the Securities and Exchange Commission , including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings and in the documents incorporated by reference therein. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Investor and Media Relations:
Alex Chapman
Vice President, Corporate Communications & Investor Relations
(805) 456-4772
achapman@atarabio.com

Jason Awe, Ph.D.
Senior Director, Corporate Communications & Investor Relations
(805) 217-2287
jawe@atarabio.com